Exhibit 10.42

December 16, 2022
Amit Gupta

Amit,
I am pleased to present you with Cardlytics’ (“Company”) offer to employ you as Chief Operating Officer, reporting to Karim Temsamani, Chief Executive Officer. Your target start date will be January 23, 2023. We are excited to bring you on board and believe you will contribute significantly to the success of our organization.
The following terms will serve as your compensation package, in accordance with the Company's established policies:
◦Salary: $350,000 annually, to be paid in accordance with the Company's normal payroll practices. The Company currently pays on a semi-monthly basis, which is 24 times per calendar year.
◦Equity: Provided you commence employment and subject to the approval of the Company’s Board of Directors or a committee thereof, in their sole discretion, you will be granted 350,000 restricted stock units (“RSUs”). The New Hire RSUs are intended to be a material inducement for you to accept employment with the Company. The New Hire RSUs vest over a period of 24 months, 175,000 shares on the first anniversary of the vesting date; and the remaining 175,000 shares vesting quarterly thereafter. You should consult your tax advisor about the tax implications of employee equity grants.
◦Sign-On Bonus: Within 45 days of your Start Date, the Company will pay to you a sign-on bonus of $100,000. If you voluntarily leave Cardlytics before twelve (12) months of continuous employment, you are required to return the total amount of the sign on bonus.
◦Benefits: Medical premiums paid by employer with options of Vision and Dental coverage. Participation in a 401(k) Plan.
◦Bonus Plan: For the 2023 plan year and in the role of Chief Operating Officer, you will be eligible for participation in the Cardlytics’ Bonus Plan at annual target of 75%, calculated as a percentage of the annualized base salary. This program rewards eligible employees with an opportunity for an annualized cash incentive based on performance of company and personal goals. The plan, its guidelines and participation are all subject to modification or termination at the discretion of executive management.
◦Severance: Should you be terminated without cause; you will receive 12 months base pay severance.
◦Paid Leave: Cardlytics fosters a progressive environment where employees have the flexibility to get their work accomplished within the concept of full time employment. The Company expects employees will work the hours necessary to satisfactorily perform their jobs, and recognizes the round the clock nature of their responsibilities. Cardlytics leaves it to the employees’ discretion on how to best manage their time, including scheduling time away from the office. As a result, Cardlytics employees do not accrue vacation pay or other paid time off. It’s up to the employee and their manager to make certain that a fair and reasonable amount of work is being provided in exchange for the compensation received. It also is important that employees meet work related deadlines and other time commitments of the job. Advance notice of time off from work, whenever possible, is encouraged.
The Company's policies and plan documents govern benefits provided to employees and should be consulted for the details of the plan. The benefits described in this letter are provided for informational purposes only. At the Company's discretion, policies, pay and benefits may be changed at any time, and this letter does not establish any vested rights in pay or benefits.

Exhibit 10.42
Your employment relationship with the Company is at-will, meaning that your employment with the Company will continue until the employment relationship is terminated by the Company or You. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment, or discipline, transfer, or demote you at any time with or without cause or advance notice, as long as not otherwise prohibited by law. This at-will employment relationship between the Company and You cannot be changed except in writing signed by an Officer of the Company. Nothing contained in this offer of employment shall be construed as guaranteeing employment for a specific period of time or for future employment.
This letter does not create a contract of employment or a contract for pay or benefits. No Company representative, other than an Officer of the Company, has the authority to enter into any agreement for a specific term of employment or for any specific benefit. Any agreement entered into by an Officer of the Company will not be enforceable unless it is in writing, signed by the CEO and approved by the Board.
Your employment/continued employment at Cardlytics is contingent upon successful completion of relevant background screening and your ability to provide proof of your employment eligibility in this country. Cardlytics reserves the right to amend your target start date in the event the screening results are delayed for any reason.
It is the Company's policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company's policy not to interfere with third parties' contractual or business relations. Therefore, I also write to confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party. Please notify me if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company. Finally, I write to confirm that, during your employment with the Company, you will not use, disclose, or reverse engineer (i) any confidential information or trade secrets of any former employer or third party, or (ii) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party. For and in consideration of the Company’s offer to employ you, or continue to employ you, you agree to an Employment Covenants Agreement (or similar agreement deemed acceptable by the Company). This agreement will be provided to you on or before your first day of employment with Cardlytics.
If you have any questions concerning this offer, please do not hesitate to contact me directly.
Thanks again, and we look forward to welcoming you to the team!
Sincerely,
Karim Temsamani
Chief Executive Officer

Accepted By:

/s/ Amit Gupta

Date: December 16, 2022